Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Joyce Schuldt, Executive VP & CFO Pioneer Drilling Company 210-828-7689 Ken Dennard / ksdennard@drg-e.com Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

PIONEER DRILLING ANNOUNCES DIRECTOR RESIGNATION

September 28, 2007—SAN ANTONIO, TEXAS—Pioneer Drilling Company (AMEX: PDC) announced today that James M. Tidwell has resigned from the Company’s Board of Directors due to his other business commitments. Mr. Tidwell has served as a director of Pioneer Drilling since 2001, and was a member of the Board’s nominating and corporate governance committee and chairman of its audit committee.

“The opportunity to be a part of Pioneer’s growth and success over the past six years has been truly rewarding,” stated Mr. Tidwell. “I wish Pioneer, my fellow Board members and the management team continued success in the future.”

Mr. C. Robert Bunch, Chairman of the Board of Pioneer Drilling, stated, “On behalf of all of us at Pioneer Drilling, we thank Jim for his years of diligent and dedicated service.” Mr. Bunch continued, “We will miss Jim’s strong leadership and wise counsel.”

About Pioneer Drilling

Pioneer Drilling provides land contract drilling services to independent and major oil and gas operators drilling wells in Texas, Louisiana, Oklahoma, Kansas, the Rocky Mountain region, and internationally in Colombia. Its fleet consists of 69 land drilling rigs that drill in depth ranges between 6,000 and 18,000 feet.

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